Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Group of Companies Announces New Stock Repurchase Plan

ST. PETERSBURG, Fla., August 12, 2024 (GLOBE NEWSWIRE) -- Superior Group of Companies, Inc. (NASDAQ: SGC) (the “Company”) today announced that its Board of Directors approved a new stock repurchase plan. Under the plan, the Company is authorized to repurchase up to $10 million of its common stock over a period of one year. This plan replaces the previous plan approved by the Board of Directors on May 2, 2019, which had authorized the repurchase of up to 750,000 shares and through which the Company had purchased 92,549 shares.

The new stock repurchase plan allows the Company to purchase common stock from time to time through, among other ways, open market purchases, privately negotiated transactions, block purchases, and/or pursuant to Rule 10b5-1 trading plans, subject to certain requirements and factors. The number of shares purchased and the timing of any purchases will depend upon a number of factors, including the price and availability of the Company’s stock and general market conditions. Shares repurchased may be reissued later in connection with employee benefit plans and other general corporate purposes.

About Superior Group of Companies, Inc. (SGC):

Established in 1920, Superior Group of Companies is comprised of three attractive business segments each serving large, fragmented and growing addressable markets. Across Healthcare Apparel, Branded Products and Contact Centers, each segment enables businesses to create extraordinary brand engagement experiences for their customers and employees. SGC’s commitment to service, quality, advanced technology, and omnichannel commerce provides unparalleled competitive advantages. We are committed to enhancing shareholder value by continuing to pursue a combination of organic growth and strategic acquisitions. For more information, please visit www.superiorgroupofcompanies.com.

Contact:

Investor Relations

Investors@superiorgroupofcompanies.com